CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of e.Digital Corporation on (Form S-1 No. 333-140296, Form S-1 No. 333-136096, Form S-2 No. 333-121546, Form S-3 No. 333-111455, Form S-3 No. 333-82272, Form S-3 No. 333-54088, Form S-3 No. 333-49312, Form S-3 No. 333-83615, Form S-3 No. 333-46619, Form S-3 No. 333-07709, Form S-3 No. 33-81212, Form S-3 No. 33-92032, Form S-3 No. 33-92978, Form S-3 No. 333-4880, Form S-3 No. 333-62387, Form S-8 No. 333-13779, Form S-8 No. 333-76961, Form S-8 No. 333-136095 and Form S-8 No. 333-146333) of our report dated June 15, 2009, related to our audit of the consolidated financial statements which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, which appear in this Annual Report on Form 10-K of e.Digital Corporation for the year ended March 31, 2009.

We were not engaged to examine management's assertion about the effectiveness of the Company's internal control over financial reporting as of March 31, 2009 included in the accompanying Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ SingerLewak LLP

SINGERLEWAK LLP

Irvine, CA
June 15, 2009